EXHIBIT-99(b)

INVESTOR CONTACT:                             MEDIA CONTACT:

Victor L. Campbell                            Lindy B. Richardson
615/320-2053                                  502/572-2153

Lee A. Wood                                   David L. McFadden
502/572-2115                                  615/320-2056


                    COLUMBIA/HCA MERGER COMPLETED
                        ON FEBRUARY 10, 1994

      Louisville, KY and Nashville, TN, February 10, 1994 -- Columbia Healthcare Corporation (NYSE:COL) and HCA - Hospital Corporation of America (NYSE:HCA) jointly announced completion of their merger. The common stock of the combined company, which has been renamed Columbia/HCA Healthcare Corporation, will continue to be traded on the New York Stock Exchange under the ticker symbol "COL".

      The Company has not yet finalized its decision on the location of the corporate headquarters.

Senior management has been named by Company officials, as follows:

      Chairman of the Board . . . . . . . . . . Thomas F. Frist, Jr., M.D.

      President and CEO . . . . . . . . . . . . Richard L. Scott

      Chief Operating Officer . . . . . . . . . David T. Vandewater

      Senior Vice President and CFO . . . . . . David C. Colby

      Senior Vice President and
        General Counsel. . . . . . . . . .. . . Stephen T. Braun

      The Company also announced that the Board of Directors voted to change the timing of future dividend declaration and payment dates, postponing them one month to correspond with quarterly earnings announcements, effective with the first quarterly dividend declared in 1994. The Board of Directors today declared a quarterly dividend of $0.03 per common share payable on June 1, 1994 to shareholders of record on May 2.

      Under terms of the merger, shareholders of HCA will receive 1.05 shares of Columbia/HCA common stock for each HCA share held. First Union National Bank of North Carolina has been selected as the transfer agent for Columbia/HCA. First Union expects to promptly send to HCA shareholders the documents required for exchanging their HCA stock certificates for Columbia/HCA certificates.

      Columbia/HCA Healthcare Corporation is the largest healthcare services provider in the world, with over 190 acute-care and specialty hospitals in 26 states and two foreign countries. With its comprehensive approach, Columbia/HCA will work effectively to meet the healthcare needs of its communities.

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